Exhibit 10.2

Rayonier Inc.

Executive Severance Pay Plan

Human Resources

September 2005

RAYONIER INC.

EXECUTIVE SEVERANCE PAY PLAN

1. Purpose

The Compensation and Management Development Committee of the Board of Directors of Rayonier Inc. recognizes that, as with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of senior executives of the Company, to the detriment of the Company and its shareholders.

Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company of the continued employment, attention and dedication to duty of its senior executives-including maintaining professionalism, indifference and objectivity in negotiating with a potential acquirer and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat, or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, this Executive Severance Pay Plan is adopted effective as specified in Section 17.

The definitions of capitalized terms are located in Section 8.

2. Covered Employees

Covered employees under this Plan are those full-time, regular executive salaried employees of the Company, who are identified and designated as Tier I or Tier II on Appendix A attached hereto (each an “Executive”), as such Appendix A may be amended by the Committee from time to time prior to a Change in Control.

An Executive shall cease to be a participant in this Plan only as a result of termination or amendment of this Plan complying with Section 13, or when he or she ceases to be a full time employee of the Company, unless, at the time he or she ceases to be an employee, such Executive is entitled to payment of Separation Benefits as provided in this Plan or there has been an event or occurrence that constitutes Good Reason after a Change in Control that would enable Executive to terminate his or her employment and receive Separation Benefits. An Executive entitled to payment of Separation Benefits under the Plan shall remain a participant in the Plan until the full amount of the Separation Benefits has been paid to Executive.

3. Upon a Qualifying Termination

A.

Qualifying Termination. If, within two years following a Change in Control, (a) an Executive terminates his or her full time employment for Good Reason, or (b) the Company terminates an Executive’s full time employment, the Executive shall be provided Scheduled Severance Pay and Additional Severance (collectively, “Separation

Benefits”) in accordance with the terms of this Plan, except that Separation Benefits shall not be payable where Executive:

•	is terminated for Cause;

•	voluntarily resigns (including normal retirement), other than for Good Reason;

•	voluntarily fails to return from an approved leave of absence (including a medical leave of absence); or

•	terminates employment as a result of Executive’s death or Disability.

Any non-excepted termination is a “Qualifying Termination.”

B.	Definitions Related to Qualifying Termination. For purposes of this Section 3, the following terms have the indicated definitions:

“Cause” shall mean with respect to any Executive: (i) the willful and continued failure of Executive for a period of ninety (90) days to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or (ii) the engaging by Executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and, in the best interests of the Company. An Executive shall be deemed to have engaged in illegal conduct and shall be subject to termination for Cause if Executive has been indicted or charged by any prosecuting agency with the commission of a felony.

“Disability” shall mean an illness or injury that has prevented Executive from performing his or her duties (as they existed immediately prior to the illness or injury) on a full-time basis for 180 consecutive business days.

“Good Reason” shall mean, with respect to any Executive: (i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change in Control, or any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) any material reduction in Executive’s Base Pay, opportunity to earn annual bonuses or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive; (iii) the Company’s requiring Executive to relocate his or her principal place of business to a place which is more than thirty-five (35) miles from his or her previous principal place of business; or (iv) any purported termination of this Plan otherwise than as expressly permitted by this Plan. For purposes of this Plan, any good faith determination of Good Reason made by Executive shall be conclusive.

4. Plan Benefits

For purposes of this Plan, “Plan Benefits” consist of (i) Scheduled Severance Pay calculated as provided in Section 4A, (ii) Additional Severance calculated as provided in Section 4B and Section 4C, (iii) the Single Trigger Benefits as provided in Section 4D, and (iv) certain additional amounts provided for in Section 7. The Company shall pay the Scheduled Severance Pay and Additional Severance to Executive in a lump sum not later than 10 days after the Effective Date of the Executive’s Qualifying Termination. The Company shall pay the Single Trigger Benefits as provided in Section 4D upon a Change in Control and, if applicable, the additional amounts as provided in Section 7.

A.	An Executive’s “Scheduled Severance Pay” is the product of the Executive’s Base Pay times the Executive’s Applicable Tier Multiplier.

B.	An Executive’s “Additional Severance” is the sum of the Executive’s Benefits Continuation Amount, calculated as provided in Section 4C below, and the Executive’s Bonus Severance, calculated as provided in this Section 4B.

(i)	An Executive’s “Bonus Severance” is the product of the Executive’s Applicable Bonus times the Executive’s Applicable Tier Multiplier, together with an additional amount equal to the Executive’s Current Pro-rata Bonus.

(1)	An Executive’s “Applicable Bonus” is the greatest of (A) the highest bonus amount actually paid to the Executive under the Rayonier annual incentive bonus plan (the “Bonus Plan”) in the three year period comprised of the year of the Qualifying Termination and the two immediately preceding calendar years, (B) the Executive’s Target Bonus Award under the Bonus Plan for the year in which the Change in Control takes place or (C) the Executive’s Target Bonus Award under the Bonus Plan in the year of Qualifying Termination. The Executive’s Applicable Bonus shall be determined without regard to any election the Executive may have made to defer receipt of all or any portion thereof as if there had been no deferral election in effect.

(2)	An Executive’s “Current Pro-rata Bonus” is equal to the product of the Executive’s Applicable Bonus times a fraction the numerator of which is the number of months or portion thereof lapsed in the then current year prior to the Qualifying Termination and the denominator of which is twelve.

C.	Benefits Continuation Amounts. The Executive’s Benefits Continuation Amount is the sum of the Executive’s Retirement Savings Adjustment and Other Benefits Adjustment. The Executive’s Retirement Savings Adjustment shall be in addition to amounts to which Executive is entitled under the Retirement Plan for Salaried Employees of Rayonier Inc., the Retirement Plan for Salaried Employees of ITT Corporation, the Rayonier Investment and Savings Plan for Salaried Employees and the Supplemental Plans (collectively, the “Retirement Plans”), in effect on the Effective Date of the Qualifying Termination. (Capitalized terms in this Section 4C that are not otherwise defined here or elsewhere in this Plan shall have the meaning ascribed to them in the applicable Retirement Plans.)

(i)	An Executive’s “Retirement Savings Adjustment” is an amount equal to the excess of (X) over (Y), where (X) is the “Equivalent Actuarial Value” of the benefit to which Executive would have been entitled under the terms of the Retirement Plans, without regard to “vesting” thereunder, had Executive accumulated an additional 3 years of eligibility service as a fully vested participant in the Retirement Plans and an additional 3 years of benefit service in all the Retirement Plans other than the Retirement Plan for Salaried Employees of ITT Corporation and the ITT Supplemental Plans and as if Executive were 3 years older, solely for purposes of benefit eligibility and determining the amount of reduction in benefit on account of payment commencing prior to the Executive’s normal retirement date, and by defining Executive’s “Final Average Compensation” as equal to the greater of Executive’s Base Pay on the Effective Date of Executive’s Qualifying Termination or Executive’s Final Average Compensation as determined under the terms of the Retirement Plan for Salaried Employees of Rayonier Inc., and (Y) is the Equivalent Actuarial Value of the amounts otherwise actually payable to Executive under the Retirement Plans. The Equivalent Actuarial Value shall be determined using the same assumptions utilized under the Rayonier Inc. Excess Benefit Plan upon the date of payment of the Benefits Continuation Amount and based on Executive’s age on such date.

Notwithstanding the foregoing, for purposes of calculating the Retirement Savings Adjustment, Executive shall not be required to contribute to the Rayonier Investment and Savings Plan for Salaried Employees (the “Savings Plan”) or the Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Plan”) as a condition to receiving the Retirement Savings Adjustment nor shall the Company be required to include in the Retirement Savings Adjustment amounts attributable to contributions Executive would have made under the Savings Plan or the Excess Plan had Executive continued to participate in those plans. The Company shall only be obligated to include in the Retirement Savings Adjustment the Company contributions that would have been made under the Savings Plan and the Excess Plan had Executive continued to participate in those plans at the level of compensation and rate of contribution in effect as of the pay date immediately preceding the Effective Date of the Qualifying Termination, without allocating any deemed earnings to said Company contributions.

(ii)	Other Benefits Adjustment. The “Other Benefits Adjustment” is an amount equal to the sum of the Medical Benefits Payment, the Executive Tax Services Payment and the Outplacement Services, determined as provided in subsections (1) - (3) below.

(1)	An Executive’s “Medical Benefits Payment” is the product of the employer contribution component of the health and welfare plans maintained for the Executive as of the Change in Control under the applicable employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by the Company for the benefit of the Company’s employees at such date, times the Executive’s Applicable Tier Multiplier, discounted for present value applying a 4% discount rate.

(2)	An Executive’s “Executive Tax Services Payment” means $10,000 in the case of a Tier II Executive and, in the case of a Tier I Executive, the amount that otherwise would be payable for one year under the Company’s Senior Executive Tax Plan (or any successor thereto), as applicable to the Executive immediately prior to the Change in Control, together with an amount equal to any Senior Executive Tax Plan benefits accrued but unpaid as of the Effective Date of the Qualifying Termination.

(3)	“Outplacement Services” means the cost of outplacement services, the scope and provider of which shall be selected by Executive in his or her sole discretion, for a period not to extend beyond twelve (12) months after the Effective Date of Executive’s Qualifying Termination, in an amount not to exceed $30,000 in the aggregate.

D.	Single Trigger Benefits. Company shall provide to Executive the following additional benefits upon a Change in Control, and without regard to whether or not there has been, or there subsequently occurs, a Qualifying Termination with respect to the Executive, to the extent not actually provided under an Applicable Incentive Stock Plan of the Company (collectively, the “Single Trigger Benefits”). Terms used in this Section 4D not otherwise defined in this Plan shall have the meaning assigned in the Applicable Incentive Stock Plan.

(i)	Options. The Company shall cause (a) all of the options to purchase the Common Shares of the Company (“Stock Options”) granted to Executive prior to the Change in Control by the Company to become immediately exercisable in full in accordance with the terms of the Applicable Incentive Stock Plan pursuant to which they were issued (provided that no Stock Option shall be exercisable after the termination date of such Stock Option), and (b) Limited Stock Appreciation Rights as such term is defined in the Applicable Incentive Stock Plan to be provided in respect of such Stock Options in accordance with the Applicable Incentive Stock Plan to the same extent and in the same amount as provided for under such Incentive Stock Plan as in effect immediately prior to the Change in Control.

(ii)	Restricted Stock. The Company shall (a) cause Executive to immediately vest in all outstanding shares of Restricted Stock that were the subject of an Award under an Incentive Stock Plan of the Company which Restricted Stock is held by or for the benefit of the Executive immediately prior to the Change in Control without any remaining restrictions other than those imposed by applicable securities laws, (b) issue stock certificates in respect thereof to Executive without a restrictive legend and (c) permit Executive to tender within 60 days of the Change in Control all such Restricted Stock to the Company and in the event of such a tender forthwith pay to the Executive the Formula Price therefore.

(iii)	Performance Share Awards. In the event of a Change in Control, Awards of “Performance Shares” under all “Performance Share Award Programs” shall be settled as follows: (a) with respect to any Award for which the applicable Performance Period is more than 50% completed, the Performance Period shall be deemed to end as of the Change in Control and the Executive shall receive the greater of (1) the Award resulting from utilizing the Formula Price in calculating total shareholder return for the Company for purposes of measuring Company performance with that of the comparison group under the applicable program, and (2) the Award at 100% of target performance under the applicable program; and (b) with respect to any Award as to which the applicable Performance Period is not more than 50% completed, the Executive shall receive the Award at 100% of target performance under the applicable program. Performance Shares due hereunder shall be settled in cash and paid on the basis of the Formula Price.

(iv)	Coordination with Incentive Stock Plans. Any amounts paid hereunder shall be an offset against amounts otherwise due from the Company under the Applicable Incentive Stock Plan in respect of the same Award covered herein.

5. Dispute Resolution.

A.	If there has been a Change in Control and any dispute arises between Executive and the Company as to the validity, enforceability and/or interpretation of any right or benefit afforded by this Plan, at Executive’s option such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Plan which are in dispute are valid and enforceable and that Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Plan. The burden of overcoming by clear and convincing evidence the presumption that Executive is entitled to such rights and/or benefits shall be on the Company. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this agreement to arbitrate such a dispute.

The Company shall pay the cost of any arbitration proceedings under this Plan. Executive shall be entitled (within two (2) business days of requesting such advance) to an advance of the actual legal fees and expenses incurred by such Executive in connection with such proceedings and Executive shall be obligated to reimburse the Company for such fees and expenses in connection with such arbitration proceedings only if it is finally and specifically determined by the arbitrators that Executive’s position in initiating the arbitration was frivolous and completely without merit.

B.	In the event Executive is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Plan, the Company will pay any and all actual legal fees and expenses incurred by such Executive regardless of the outcome of such action and, if requested by Executive, shall (within two business days of such request) advance such expenses to Executive. The Company shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Plan that such rights and benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all the provisions of this Plan.

C.	Amounts payable by the Company under this Section 5 shall in the first instance be paid by the trustee under the trust established by that certain Trust Agreement, known as the “Legal Resources Trust” authorized by the Compensation and Management Development Committee on July 20, 2001, to the extent such amounts were previously transferred by the Company to the trustee of the Legal Resources Trust.

6. Covenants of Executive.

A.	As a condition to the receipt of a portion of the Single Trigger Benefits if there has been no Qualifying Termination, and the other Plan Benefits if there has been a Qualifying Termination, in either case payable in cash (such portion, the “Covenant Amount”) and in consideration thereof, Executive shall be deemed to have made and be bound by the “Change in Control Covenants” (defined below), which at the request of the Company shall be acknowledged by Executive in a simple declarative statement “I hereby confirm that I am bound by the Change in Control Covenants” attested to in writing by the Executive. The Covenant Amount shall be equal to so much of the identified amount payable in cash as the Company shall designate in a written notice to Executive given within thirty (30) days of the Change in Control and as may be adjusted upon a subsequent Qualifying Termination; provided that, the Covenant Amount shall not exceed an amount equal to the Base Pay of Executive immediately before the Change in Control times the Executive’s Applicable Tier Multiplier (without regard to whether or not there is a Qualifying Termination) and determined by the Company in good faith to be reasonable compensation for the Change in Control Covenants. The intention is that the amount be allocated so as to minimize the additional amounts payable by the Company pursuant to Section 7.

B.	The Executive’s “Change in Control Covenants” are the Non-compete Covenants and the Confidentiality Covenants as set forth in this Section 6B.

(i)	Non-compete Covenants. While employed by the Company following a Change in Control, and for a period (the “Covenant Period”) equal to the shorter of (a)

two years from the Change in Control or (b) one year following a Qualifying Termination, Executive covenants that Executive shall not, without the prior authorization of the Company (which shall not be unreasonably withheld):

(1)	accept or maintain employment with, or act as a principal of, or advisor or consultant to, or otherwise act as an agent of, any person, firm, corporation or other entity that competes directly with the timberland management or performance fibers businesses of the Company immediately before the Change in Control (collectively, the “Businesses”); or

(2)	solicit any client having a relationship with the Businesses, to terminate or reduce in a way materially adverse to the Businesses any relationship such client has with the Businesses; or

(3)	solicit for employment any individual that was employed by the Businesses within sixty (60) days preceding the Change in Control and who was employed in the Businesses during the Covenant Period and within sixty (60) days prior to such solicitation; or

(4)	except as permitted or compelled by law, orally or in writing, disparage, demean or deprecate the Company or any products of the Businesses.

(ii)	Confidentiality Covenants. While employed by the Company following the Change in Control, and for a period of three (3) years from the Change in Control, or two (2) years following a Qualifying Termination, whichever is longer (the “Confidential Information Period”), Executive covenants that Executive shall not disclose or make available to any person or entity any “Confidential Information” (as defined below) and shall not use or cause to be used any Confidential Information for any purpose other than fulfilling Executive’s employment obligations to the Company, without the express prior written authorization of the Company. For this purpose, “Confidential Information” means all information about the Company relating to any of its products or services or any phase of operations, including, without limitation, business plans and strategies, trade secrets, know-how, contracts, financial statements, pricing strategies, costs, customers and potential customers, vendors and potential vendors, marketing and distribution information, business results, software, hardware, databases, processes, procedures, technologies, designs, concepts, ideas, and methods not generally known through legitimate means to any of its competitors with which Executive became acquainted during the term of employment by the Company. Confidential Information also includes confidential information of third parties made available to the Company on a confidential basis, but does not include information which is generally known to the public without breach by Executive, (b) was given to Executive by a third party without any obligation of confidentiality, or (c) was obtained or independently developed by Executive prior to or following employment by the Company without the use of information that is otherwise Confidential Information.

(iii)	Certain Public Company Employment. Executive will not be considered to have violated the covenant in Section 6B(i)(1) above by employment with a public company that competes with the Company as long as no competing division of the public company reports to Employee.

C.	Remedies Limited to Equitable Relief. By accepting payment of the Covenant Amount, Executive shall be deemed (a) to have acknowledged that in the event Executive breaches any of the Change in Control Covenants, the damages to the Company would be irreparable and that the Company shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the Change in Control Covenants and (b) to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding. The foregoing shall be the exclusive remedy of the Company for a breach of the Change in Control Covenants and under no circumstances shall the Company be entitled to seek return of all or any portion of the Covenant Amount or of any other amount payable hereunder, nor shall the Company be awarded or accept monetary damages for any such breach.

7. Certain Additional Payments by the Company

A.	Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of any Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 7,a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any income taxes and interest or penalties imposed with respect to any such taxes), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

B.

Subject to the provisions of Section 7C, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that should have been made by the Company will not have been made by the Company (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7C and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

C.	Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)

permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7C, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option either direct Executive to pay the tax claimed and sue for a refund or contest the claim in a permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance and further provided that an extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D.	If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7C, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 7C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7C, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Definitions

The following terms used in this Plan have the indicated meaning:

“Additional Severance” with respect to an Executive means the sum of Executive’s Benefits Continuation Amount and Executive’s Bonus Severance as set forth in Section 4B.

“Applicable Bonus” has the definition set forth in Section 4B(i)(1).

“Applicable Incentive Stock Plan” means the 2004 Rayonier Incentive Stock and Management Bonus Plan, as amended, or the 1994 Rayonier Incentive Stock Plan, as amended, as the context dictates, as in effect immediately prior to a Change in Control.

“Applicable Tier Multiplier” means three (3) for Tier I Executives and two (2) for Tier II Executives.

“Award” has the meaning set forth in the Applicable Incentive Stock Plan, as the context requires.

“Base Pay” means the annual base salary rate payable to Executive at the Effective Date of the Qualifying Termination, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, provided that, such annual base salary rate shall in no event be less than the highest annual base salary rate paid to Executive at any time during the twenty-four (24) month period immediately preceding the Change in Control.

“Benefits Continuation Amount” with respect to an Executive means the amount calculated as provided in Section 4C and payable upon a Qualifying Termination.

“Bonus Plan” has the definition set forth in Section 4B(i)(1).

“Bonus Severance” with respect to an Executive means the sum of the amount calculated under Section 4B(i)(1) and the Current Pro-rata Bonus calculated under Section 4B(i)(2), and payable upon a Qualifying Termination.

“Businesses” has the definition set forth in Section 6B(i)(1).

“Cause” has the definition provided in Section 3B.

“Change in Control” has the definition set forth in the Retirement Plan for Salaried Employees of Rayonier Inc. as amended October 19, 2001, and as the same may be hereafter amended from time to time prior to the occurrence of a Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Management Development Committee of the Board of Directors of the Company.

“Company” means Rayonier Inc. and any successor to, or assignee of, the business or assets thereof that becomes bound by this Plan as provided in Section 10.

“Confidentiality Covenants” with respect to an Executive are the covenants set forth in Section 6B (ii) and for which purpose “Confidential Information” has the definition set forth in Section 6 B(ii).

“Covenant Amount” with respect to an Executive is the cash portion of Plan Benefits designated as provided in Section 6A.

“Covenant Period” is the period determined under Section 6B(i) during which an Executive is bound by the Non-compete Covenants.

“Current Pro-rata Bonus” has the definition set forth in Section 4B(i)(2).

“Disability” has the definition provided in Section 3B.

“Effective Date of the Qualifying Termination” is the date the Company selects as the Executive’s last day of active full-time employment.

“Equivalent Actuarial Value” has the definition applicable under the Retirement Plans.

“Executive Tax Services Payment” means the amount calculated in accordance with Section 4C(ii)(2).

“Excess Plan” has the definition provided in Section 4C(i).

“Executive” means a person identified on Appendix A, as amended from time to time by the Committee prior to a Change in Control.

“Final Average Compensation” has the meaning applicable under the Retirement Plans.

“Formula Price” has the meaning set forth in the Applicable Incentive Stock Plan.

“Good Reason” has the definition provided in Section 3B.

“Gross-Up Payment” and the associated terms “Payment,” “Excise Tax,” “Accounting Firm” and “Underpayment” have the definitions set forth in Section 7.

“Legal Resources Trust” has the definition provided in Section 5C.

“Medical Benefits Payment” means the amount calculated in accordance with Section 4C(ii)(1).

“Non-compete Covenants” with respect to an Executive are the covenants set forth in Section 6(B)(i).

“Other Benefits Adjustment” has the definition in Section 4C(ii).

“Outplacement Services” has the definition set forth in Section 4C(ii)(3).

“Performance Shares” and “Performance Share Award Programs” mean the right to receive contingent performance shares or performance shares (or other Awards) to be made at the end of a performance period under programs adopted by the Committee under Section 6 of the Applicable Incentive Stock Plan under which such program was authorized, upon attainment of the comparative performance measures provided for in such program.

“Plan Benefits” has the definition provided in Section 4.

“Plan Change” has the definition set forth in Section 13

“Plan” means this Executive Severance Pay Plan effective as provided in Section 17.

“Qualifying Termination” has the definition provided in Section 3A.

“Retirement Plans” has the definition provided in Section 4C.

“Retirement Savings Adjustment” with respect to an Executive means the amount calculated in accordance with Section 4C(i), for which purpose “normal retirement date” means the first of the month that coincides with or follows Executive’s 65th birthday.

“Savings Plan” has the definition set forth in Section 4C(i).

“Scheduled Severance Pay” with respect to an Executive means the amount calculated as provided in Section 4A and payable upon a Qualifying Termination.

“Separation Benefits” as provided in Section 3A means with respect to an Executive means the sum of the Executive’s Scheduled Severance Pay and Additional Severance payable in respect of a Qualifying Termination.

“Severance Trust” has the definition provided in Section 11.

“Single Trigger Benefits” with respect to an Executive means the Plan Benefits payable as provided in Section 4D upon a Change in Control without regard to whether or not the Executive is terminated, for which purpose “Performance Period”, “Limited Stock Appreciation Rights”, “Stock Options” and “Restricted Stock” have the meanings set forth in the Applicable Incentive Stock Plan and the programs thereunder.

“Supplemental Plans” means any excess benefit plan, within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), or any supplemental executive retirement plan or other employee pension benefit plan, within the meaning of Section 3(2) of ERISA, not intended to be qualified under Section 401 (a) of the Code, maintained by the Company or by ITT Corporation, subject to the terms and conditions of such plans, in which the Executive is entitled to benefits by virtue of his employment with the Company or prior employment by ITT Corporation.

“Target Bonus Award” means the standard bonus target percentages of base salaries, as defined under the Bonus Plan for the respective executive salary grades as determined pursuant to Company base salary compensation schedules in effect for eligible executives at a 100 percent performance factor as of December 31 of the year in which the Change in Control takes place.

“Tier I” or “Tier II” means the designation assigned to an Executive on Appendix A as adopted and in effect immediately prior to a Change in Control.

9. Release

No Separation Benefits will be provided under this Plan unless Executive executes and delivers to the Company a mutual release, satisfactory to the Company, in which Executive discharges and releases the Company and the Company’s directors, officers, employees, and employee benefit plans from all claims (other than for benefits, to which Executive is entitled under this Plan or any Company employee benefit plan) arising out of Executive’s employment or termination of employment and the Company discharges and releases Executive from any and all claims arising out of Executive’s employment or termination of employment with the Company.

10. Successor to Company

This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11. Administration of Plan/Coordination with Severance Trust

The Company is the Named Fiduciary for the Plan under ERISA. The Committee is the Plan Administrator, which shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and, except as otherwise provided in this Plan, decide any and all matters arising under this Plan. All interpretations and decisions by the Committee shall be final, conclusive and binding on all parties affected thereby.

Amounts payable by the Company under this Plan (except under Section 5) may be made by direction of the Company to the trustee under the trust established by that certain Trust Agreement for the Rayonier Inc. Supplemental Senior Executive Pay Plan and for the Change in Control Agreement for W. Lee Nutter authorized by the Compensation and Management Development Committee on July 20, 2001 (the “Severance Trust”), to the extent such amounts were previously transferred by the Company to the trustee of the Severance Trust, but shall be deemed to have been paid only upon receipt by the Executive.

12. Claims Procedure

If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Company’s Senior Vice President, Administration, or such other officer as may be designated by the Committee, and must be received within thirty (30) days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within ninety (90) days of the claim unless the Company determines additional time, not exceeding ninety (90) days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within ninety (90) days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within sixty (60) days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within sixty (60) days of the written request for review, unless the Company determines additional time, not exceeding sixty (60) days, is needed, and so notifies the employee. If the Company fails to respond to a claim filed in accordance with the foregoing within sixty (60) days or any such extended period, the Company shall be deemed to have denied the claim.

13. Termination or Amendment

The Committee or the Company’s Board of Directors may amend or terminate this Plan (a “Plan Change”) at any time, except that no such Plan Change may reduce or adversely affect Separation Benefits for any Executive who has a Qualifying Termination within two years of the effective date of such Plan Change provided that Executive was a Covered Employee under this Plan on the date of the Plan Change; provided that (a) a change in Appendix A prior to a Change in Control shall not be deemed to be an Plan Change and (b) an Executive by accepting any benefit under this Plan that was introduced prior to a Change in Control and not available prior to the Plan Change, shall be deemed to have waived the two-year limitation. Notwithstanding the foregoing, for two years after the occurrence of a Change in Control event, this Plan may not be terminated or amended until after all Executives who become entitled to any payments hereunder shall have received such payments in full. Any extension, amendment, or termination of this Plan in accordance with the foregoing shall be made in accordance with the Company’s charter and bylaws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that such action has been taken.

14. Plan Supersedes Prior Plans

This Plan supersedes and replaces all prior severance policies, plans, or practices maintained by the Company with respect to all Covered Employees other than individualized written agreements executed by the Company and Executive.

15. Unfunded Plan Status

This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may but shall not be obligated to create one or more grantor trusts, such as the Legal Resources Trust and the Severance Trust, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

16. Miscellaneous

Except as provided in this Plan, Executive shall not be entitled to any notice of termination or pay in lieu thereof.

In cases where Severance Pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to Executive in a lump sum.

If any amount payable under or in respect of this Plan is determined to be deferred compensation subject to Section 409A of the Code and the regulations promulgated thereunder, payment of such amount shall be deferred to the earliest time when such payment can be made without penalty.

This Plan is not a contract of employment, does not guarantee any Executive employment for any specified period and does not limit the right of the Company to terminate the employment of any Executive at any time.

The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

17. Adoption Date and Amendment

This Plan was first adopted effective March 1, 1994. On May 16, 1997, changes to the Plan were approved effective as of June 1, 1997. Subsequently on July 18, 1997, additional changes to the Plan were approved effective retroactive to June 1, 1997.

On September 2, 2005, this amended and restated Plan was approved and adopted and renamed the Rayonier Inc. Executive Severance Pay Plan, effective as of that date.